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                                                                    May 21, 1996

Kash n' Karry Food Stores, Inc.
6422 Harney Road
Tampa, Florida 33610

Ladies and Gentlemen:

    We have agreed to provide to you certain information relating to Food Lion, Inc. (the "Company") in connection with the Company's possible negotiated transaction relating to your business and assets (a "Transaction").

    As a condition to the furnishing of the requested information to you, you agree that: (i) all information relating to the Company furnished by or on behalf of the Company to you, whether prior to or after your acceptance of this letter and irrespective of the form of communication, or learned by you in connection with visits to the Company's facilities (such information, together with notes, memoranda, summaries, analyses, compilations and other writings relating thereto or based thereon prepared by you, being referred to herein as the "Evaluation Material"), will be kept strictly confidential and not disclosed to any person or entity (including your Representatives (as defined below), agents or employees or officers) other than those designated on Schedule 1 hereto (the "Designated Recipients"); and (ii) the Evaluation Material will be used solely for the purpose of discussions with the Company relating to a Transaction. The term "Evaluation Material" does not include information which is or becomes available to you on a non-confidential basis from a source other than the Company or its affiliates or Representatives, provided that you are not aware that such source is under an obligation (whether contractual, legal or fiduciary) to the Company to keep such information confidential. For purposes hereof, the "Representatives" of any entity mean such entity's directors, officers, employees, legal and financial advisers, accountants and other agents and representatives. You will be responsible for any breach of this agreement by the Designated Recipients and agree to take all reasonable measures to restrain:
(i) your Representatives (other than the Designated Recipients) from obtaining any Evaluation Material; and (ii) the Designated Recipients from disclosing or using the Evaluation Material. You shall advise the Designated Recipients of the existence of this Agreement and their obligations hereunder.

    In addition, each of the parties hereto agree that, except with the prior written consent of the other party hereto or as required or permitted by this agreement, such party will not, and will direct its Representatives not to, make any release to the press or other public disclosure concerning the existence of this letter or that the Evaluation Material has been made available to you, except for such public disclosure as may be necessary, in the written opinion of such party's outside counsel, for such party not to be in violation of or default under any applicable law, regulation or governmental order. If either party hereto proposes to make any disclosure based upon the opinion, such party will deliver a copy of such opinion to the other party hereto together with the text of the proposed disclosure as far in advance of its disclosure as is practicable, and will in good faith consult with and consider the suggestions of the other party hereto and its Representatives concerning the nature and scope of the information proposed to be disclosed.

    If you or any of your Representatives are requested in any judicial or administrative proceeding or by any governmental or regulatory authority to disclose any Evaluation Material, you will (i) give the Company prompt written notice of such request so that it may seek an appropriate protective order, and
(ii) consult with the Company as to the advisability of taking legally available steps to resist or narrow such a request. You will cooperate fully with the Company in obtaining such an order. If, in the absence of a protective order, you are nonetheless compelled to disclose Evaluation Material, the Company agrees that you may make such disclosure without liability hereunder, provided that you give the Company written notice of the information to be disclosed as far in advance of its disclosure as is practicable and, upon the Company's request and at its expense, use your best efforts to obtain reasonable assurance that confidential treatment will be accorded to such information.

    At any time, upon the Company's request, you will promptly (and in no event later than five (5) business days after such request) redeliver or cause to be redelivered to the Company all copies of the Evaluation Material furnished to you by or on behalf of the Company and destroy or cause to destroyed all
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Evaluation Material prepared by you. Notwithstanding the return or destruction of the Evaluation Material, you will continue to be bound by your obligations hereunder.

    You hereby acknowledge that you are aware of the restrictions imposed by Federal and state securities laws on a person possessing material nonpublic information about a company. In this regard, you hereby agree that, while you are in possession of material nonpublic information with respect to the Company, you will not purchase or sell any securities of the Company, or communicate such information to any third party, in violation of such laws.

    In consideration for access to the Evaluation Material which you have requested, you agree not to initiate or maintain contact with any officer, director, employee or agent of the company regarding its business, operations, prospects, finances or any other matter pertaining to the Company, other than by contacting R. William McCanless or his designee(s) first.

    You further agree that, for a period of eighteen (18) months from the date hereof, neither you nor any of your affiliates will solicit, either directly or indirectly through recruiters or other agents, to employ any officer or management employee of the Company above the store level, so long as they are employed by the Company, without obtaining the prior written consent of the Company. The term "solicit to employ" does not include general solicitations of employment not specifically directed towards employees of the Company.

    Neither the Company nor you will have any rights or obligations of any kind whatsoever with respect to a Transaction by virtue of this agreement.

    You hereby acknowledge and agree that this agreement is for the benefit of the Company and its successors and assigns, and that they shall be entitled to enforce the provisions hereof as though parties hereto. You acknowledge and agree that money damages would not be a sufficient remedy for any breach of any provision of this agreement by you, and that, in addition to all other remedies which the Company may have, the Company will be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach. No failure or delay by the Company in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

    This agreement contains the sole and entire agreement between the parties with respect to the subject matter hereof. This agreement may be amended, modified or waived only by a separate written instrument duly executed by or on behalf of the Company and you. This agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of laws or principles thereof.

    Except to the extent that any provision of this agreement by its terms terminates sooner, this agreement shall terminate on the second anniversary of the date hereof.
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    If the foregoing correctly sets forth our agreement with respect to the matters set forth herein, please so indicate by signing two copies of this agreement and returning one such signed copies to us, whereupon this agreement will constitute a binding agreement with respect to the matters set forth herein.

                                             Very truly yours,

                                FOOD LION, INC.

                                By:  /s/ R. WILLIAM MCCANLESS
                                     -----------------------------------------
                                     Name: R. William McCanless
                                     Title: Senior Vice President

ACCEPTED AND AGREED AS OF THE
DATE FIRST WRITTEN ABOVE:

KASH N' KARRY FOOD STORES, INC.

By:   /s/ RONALD E. JOHNSON
      -------------------------
      Name: Ronald E. Johnson
      Title: President

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                              SCHEDULE 1

                           Ronald E. Johnson
                           Richard D. Coleman
                          Clifford C. Smith, Jr.
                             B.J. Mehaffey
                              Bruce Talvy
                            David Heuermann